Exhibit 5.1

DARDEN RESTAURANTS
_______________________________________________________________________
Red Lobster®	The Olive Garden®	Bahama Breeze®	Smokey Bones®

Douglas E. Wentz

Senior Associate General Counsel

March 29, 2007

Board of Directors

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

Ladies and Gentlemen:

I am Senior Associate General Counsel and Assistant Secretary of Darden Restaurants, Inc., a Florida corporation (the “Company”), and I have acted as counsel to the Company in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of (i) 1,000,000 shares of Common Stock, without par value (the “Common Stock”) of Darden Restaurants, Inc. (“Darden”) and associated rights to purchase shares of Series A Participating Cumulative Preferred Stock (“Rights”) and (ii) stock options to purchase shares of Common Stock (the “Stock Options”) to be issued from time to time under the Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended effective September 15, 2006 (the “Plan”).

In rendering my opinions set forth below, I have examined such documents and reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinions as set forth below.

Based on the foregoing, I am of the opinion that the shares of Common Stock and related Rights and the Stock Options, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of Florida.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption “Interests of Named Experts and Counsel”.

Very truly yours,

/s/ Douglas E. Wentz

Douglas E. Wentz

5900 Lake Ellenor Drive – P.O. Box 593330 – Orlando, Florida 32859-3330 – (407) 245-5811 Fax: (407) 245-4844

E-mail: dwentz@darden.com